Exhibit 10.44

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (this “Second Amendment”) is entered into as of this 10th day of August 2022 and is effective as of July 1, 2022, by and between Joshua Hexter, an individual residing in Jerusalem, Israel (the “Executive”), and Oramed Ltd., a company incorporated under the laws of the State of Israel, with an address at Mamilla 20, Jerusalem, Israel 9414904 (the “Company”).

WHEREAS, the Company and the Executive entered into an employment agreement, dated as of August 18, 2019, as amended on September 19, 2021 (collectively the “Employment Agreement”); and

WHEREAS, Company and the Executive desire to amend the terms and conditions of the Employment Agreement.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. In Section 2.2 of the Employment Agreement – Salary, the following paragraph is hereby added:

Should the Executive choose not to use a car as described in this section 2.2, he will be entitled to a gross monthly amount of NIS 5,000 (instead of statutory travel expenses from home to the office and back).

2. Except for the changes and/or additions stated herein, all the other terms of the Employment Agreement shall remain valid and bind the parties without any change. In the case of a contradiction between the provisions of this Second Amendment and the provisions of the Employment Agreement, the provisions of this Second Amendment shall prevail. Without limiting the generality of the foregoing, the term “Agreement” as used in the Employment Agreement shall be deemed to be the Employment Agreement as amended by this Second Amendment.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement as of August 10, 2022.

Oramed Ltd.

Nadav Kidron, CEO

Joshua Hexter